UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


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                                 SCHEDULE 13G/A





                   Under the Securities Exchange Act of 1934
                         (Amendment No. _____5__________)*


                    	CANARGO ENERGY CORP.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		137225108
             -----------------------------------------------------
                                 (CUSIP Number)

					12/31/07
		-------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)
[x] Rule 13d-1(c)
[] Rule 13d-1(d)

----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. _137225108____                       13G



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       ROBERT L. GIPSON


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER 	14,953,125

     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER  	0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER 	14,953,125
      WITH
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER 0

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		14,953,125
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G





Item 1.     (a)   Name of Issuer: 	CANARGO ENERGY CORP.

                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
			PO BOX 291
			ST PETER PORT
			GUERNSEY, C.I.  XOGV13RR
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:    ROBERT L. GIPSON

                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

			c/o INGALLS & SNYDER, LLC
			61 BROADWAY, NEW YORK NY 10006
                  --------------------------------------------------------------
            (c)   Citizenship:	U.S.A.

                               -------------------------------------------------
            (d)   Title of Class of Securities:
			COMMON STOCK
                  --------------------------------------------------------------
            (e)   CUSIP Number: 137225108

                               -------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: NOT APPLICABLE

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act,

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act,

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act,

            (e)   [ ]   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940,

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(ii)(F); see Item 7,

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)   [ ]   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(H).

Item 4.     Ownership.


        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1:

            (a) Amount beneficially owned:
         	14,953,125

            (b) Percent of class:
         	6%-------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote

                        	14,953,125

                  (ii) Shared power to vote or to direct the vote

				0

                  (iii) Sole power to dispose or to direct the disposition of

              		14,953,125


                  (iv) Shared power to dispose or to direct the disposition of

                        0




Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner than five percent of the class of securities, check the following: [x]

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Gipson owns $1,453,125 Canargo Subordinated Convertible Notes due 9/1/09 which are convertible into CNR common shares at $1.00/share, 4,000,000 Canargo Warrants which are exercisable at $1.00/share and expire 3/3/08, 2,000,000 Canargo warrants exercisable at $1.00/share until 8/13/09. Shares owned under the assumed conversion of the notes and exercise of the warrants are reported under sole voting and sole dispositive authority.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

	Not applicable

Item 8.     Identification and Classification of Members of the Group.

	Not applicable


Item 9.     Notice of Dissolution of Group.

	Not applicable


Item 10.    Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above wand were
	not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Signature.


            After  reasonable  inquiry  and to the  best  of my  knowledge
		And belief, I certify that the information set forth in This statement is true, complete and correct.


Date: 3/08/08



/S/ ROBERT L. GIPSON /s/

----------------------------------
                      (Signature)*

ROBERT L. GIPSON
----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).